EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet and statement of operations are based upon the historical consolidated financial statements of Hudson Global, Inc. (the “Company”).The unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the sale by the Company of substantially all of the assets used in the operation of the Company's eDiscovery business in the U.S. and U.K. to Document Technologies, LLC and DTI of London Limited for $23.0 million in cash, subject to a customary working capital adjustment.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 reflects the pro forma effect as if the eDiscovery disposition had been consummated on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 includes the Company’s historical statements of operations, adjusted to reflect the pro forma effect as if the eDiscovery Disposition had been consummated on January 1, 2013 (the first day of the Company's 2013 fiscal year). The historical consolidated financial statements referred to above for the Company were included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and Annual Report on Form 10-K for the year ended December 31, 2013. The accompanying unaudited pro forma condensed consolidated financial information and the historical consolidated financial information presented herein should be read in conjunction with the historical consolidated financial statements and notes thereto for the Company.

The unaudited pro forma condensed consolidated balance sheet and statement of operations include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the sale, (b) are factually supportable and (c) with respect to the statement of operations, have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the sale, including potential general and administrative cost savings. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred if the eDiscovery disposition had occurred on January 1, 2013 nor is it necessarily indicative of the Company's future operating results. The pro forma adjustments are subject to change and are based upon currently available information.

HUDSON GLOBAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2014

(in thousands)

	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$18,753	$19,029	(a)	$37,782
Accounts receivable	83,116	—		83,116
Prepaid and other	8,753	—		8,753
Current assets of discontinued operations	13,310	(11,773	)(b)	1,537
Total current assets	123,932	7,256		131,188
Property and equipment, net	12,031	—		12,031
Deferred tax assets, non-current	6,134	—		6,134
Other assets, non-current	4,927	—		4,927
Total assets	$147,024	$7,256		$154,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,888	$—		$5,888
Accrued expenses and other current liabilities	52,347	—		52,347
Short-term borrowings	8,217	(1,623	)(a)	6,594
Accrued business reorganization expenses	2,430	—		2,430
Current liabilities of discontinued operations	5,762	(2,630	)(b)	3,132
Total current liabilities	74,644	(4,253)		70,391
Deferred rent and tenant improvement contributions	6,328	—		6,328
Income tax payable, non-current	2,468	—		2,468
Other non-current liabilities	5,297	—		5,297
Total liabilities	88,737	(4,253)		84,484
Commitments and contingencies
Total stockholders’ equity	58,287	11,509	(c)	69,796
Total liabilities and stockholders' equity	$147,024	$7,256		$154,280

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

HUDSON GLOBAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2013

(in thousands)

	As Reported	Pro Forma Adjustments (d)	Pro Forma
Revenue	$660,128	$(94,739)	$565,389
Direct costs	430,256	(76,480)	353,776
Gross margin	229,872	(18,259)	211,613
Operating expenses:
Selling, general and administrative expenses	242,168	(15,221)	226,947
Depreciation and amortization	6,406	(482)	5,924
Business reorganization expenses	6,721	(849)	5,872
Goodwill and other impairment charges	1,336	—	1,336
Operating income (loss)	(26,759)	(1,707)	(28,466)
Non-operating income (expense):
Interest income (expense), net	(596)	41	(555)
Other income (expense), net	753	5	758
Income (loss) from continuing operations before provision for income taxes	(26,602)	(1,661)	(28,263)
Provision for (benefit from) income taxes	3,793	(529)	3,264
Income (loss) from continuing operations	$(30,395)	$(1,132)	$(31,527)
Earnings (loss) per share:
Basic	$(0.94)		$(0.97)
Diluted	$(0.94)		$(0.97)
Weighted-average shares outstanding:
Basic	32,493		32,493
Diluted	32,493		32,493

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

HUDSON GLOBAL, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCTAL STATEMENTS

(in thousands)

Description of Transaction and Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet and statement of operations are based upon the historical consolidated financial statements of Hudson Global, Inc. (the “Company”), which were included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and Annual Report on Form 10-K for the year ended December 31, 2013. The unaudited pro forma condensed consolidated statement of operations reflect the sale by the Company of substantially all of the assets related to the operations of the Company's eDiscovery business as if the sale had been consummated on January 1, 2013 (the first day of the Company's 2013 fiscal year). The unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 reflect such sale as if it had been consummated on that date.

Pro Forma Adjustments

Effective November 9, 2014, the Company completed the sale of substantially all of the assets and certain liabilities used in the operations of its eDiscovery business in the U.S. and U.K. to Document Technologies, LLC and DTI of London Limited pursuant to the terms of a Purchase and Sale Agreement (the “Agreement”) dated as of November 7, 2014 for $23.0 million in cash, subject to a customary working capital adjustment.

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet and/or the unaudited pro forma condensed consolidated statement of operations:

(a)	Reflects anticipated gross cash proceeds of $23.0 million, adjusted for the following: (i) repayment of $1.6 million in outstanding borrowings under the Company's credit facility with Siena Lending Group, LLC, (ii) an estimated $1.3 million decrease in proceeds for pre-effective date net changes in working capital, (iii) transaction costs of $1.0 million, and (iv) estimated income tax on gain of $0.1 million.

(b)	Reflects the pro forma adjustments to reflect the sale of assets and liabilities, primarily including accounts receivable of $10.2 million, fixed asset of $1.5 million, other assets of $0.2 million, accounts payable and accrued expenses of $1.7 million and other liabilities of $1.0 million.

(c)	Reflects the estimated gain on sale, net of income tax where applicable.

(d)	Reflects the elimination of historical revenues and expenses included in the eDiscovery operations.